                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                 ---------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: OCTOBER 19, 2004
                        (Date of earliest event reported)

                         TRAVELCENTERS OF AMERICA, INC.
                         ------------------------------
             (Exact name of Registrant as specified in its charter)

              Delaware                            333-52442                         36-3856519
              --------                            ---------                         ----------
  (State or Other Jurisdiction of         (Commission File Number)       (IRS Employer Identification No.)
           Incorporation)

24601 Center Ridge Road, Suite 200, Westlake, Ohio                  44145-5639
--------------------------------------------------                  ----------
    (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code:   (440) 808-9100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                                INTRODUCTORY NOTE

     As we initially reported in a Form 8-K filed on October 7, 2004, on October 1, 2004, we entered into an asset purchase agreement (the "Acquisition Agreement") with B.R.G., Inc. and Rip Griffin Truck Service Center, Inc. (collectively "Rip Griffin") to acquire eleven travel center facilities operated by Rip Griffin. We further reported in that filing that, in order to consummate the acquisition, we expected to complete a refinancing of our Senior Credit Facilities (the Refinancing). To support the refinancing process, we have concluded that it is appropriate to provide the market with information concerning (i) our results of operations and financial condition for the three- and nine-month interim periods ended September 30, 2004, (ii) the recent results of operations for the eleven Rip Griffin sites being acquired, and (iii) the Refinancing. We expect to file our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 within a week.

FORWARD-LOOKING STATEMENTS

     This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future prospects, developments and business strategies. The statements contained in this quarterly report that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this report to identify forward-looking statements. These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by forward-looking statements. The following factors are among those that could cause our actual results to differ materially from the forward-looking statements:

     o competition from other travel center and truck stop operators, including additional or improved services or facilities of competitors;

     o the economic condition of the trucking industry, which in turn is dependent on general economic factors;

     o    increased environmental governmental regulation;

     o changes in governmental regulation of the trucking industry, including regulations relating to diesel fuel and gasoline;

     o    changes in the highway infrastructure;

     o    changes in accounting standards generally accepted in the United
          States;

     o    changes in interest rates;

     o    diesel fuel and gasoline pricing;

     o    availability of diesel fuel and gasoline supply;

     o availability of sufficient qualified personnel to staff company-operated sites; and

     o success of new business ventures, including the risks that the business acquired and any other businesses or investments that we have acquired or may acquire may not be successfully integrated into our current business operations.

         All of our forward-looking statements should be considered in light of these factors and all other risks discussed from time to time in our filings with the Securities and Exchange Commission. We do not undertake to update our forward-looking statements to reflect future events or circumstances.

ITEM 2.02  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         Our results of operations for a particular quarter may not be indicative of results expected during the other quarters or for the entire year.

OVERVIEW

         We are a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers along the United States interstate highway system to serve long-haul trucking fleets and their drivers, independent truck drivers and general motorists. Our network is the largest, and only nationwide, full-service travel center network in the United States. At September 30, 2004, our geographically diverse network consisted of 149 sites located in 41 states and Ontario, Canada. Our operations are conducted through three distinct types of travel centers:

     o sites owned or leased and operated by us, which we refer to as company-operated sites;

     o sites owned by us and leased to independent lessee-franchisees, which we refer to as leased sites; and

     o sites owned and operated by independent franchisees, which we refer to as franchisee-owned sites.

         Our travel centers are located at key points along the U.S. interstate highway system, typically on 20- to 25-acres sites. Most of our network properties were developed more than 20 years ago when prime real estate locations along the interstate highway system were more readily available than they are today, making a network such as ours difficult to replicate. Operating under the "TravelCenters of America" and "TA" brand names, our nationwide network provides an advantage to long-haul trucking fleets by enabling them to route their trucks within a single network from coast to coast.

         One of the primary strengths of our business is the diversity of our revenue sources. We have a broad range of product and service offerings, including diesel fuel and gasoline, truck repair and maintenance services, full-service restaurants, more than 20 different brands of fast food restaurants, travel and convenience stores with a selection of over 4,000 items and other driver amenities.

         The non-fuel products and services we offer to our customers complement our fuel business and provide us a means to increase our revenues and gross profit despite price pressure on fuel as a result of competition and volatile crude oil and petroleum product prices, particularly in times of historically high prices. For the nine-month periods ended September 30, 2003 and 2004, our revenues and gross profit were composed as follows:

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                       -----------------------------
                                                                                           2003           2004
                                                                                       -------------- --------------
Revenues:
   Fuel................................................................................      69.6%          71.6%
   Non-fuel............................................................................      29.8%          28.0%
   Rent and royalties..................................................................       0.6%           0.4%
                                                                                         ---------      ---------
         Total revenues................................................................     100.0%         100.0%
                                                                                         =========      =========
Gross profit (excluding depreciation):
   Fuel................................................................................      21.5%          18.0%
   Non-fuel............................................................................      75.8%          80.0%
   Rent and royalties..................................................................       2.7%           2.0%
                                                                                         ---------      ---------
         Total gross profit (excluding depreciation)...................................     100.0%         100.0%
                                                                                         =========      =========


COMPOSITION OF OUR NETWORK

         The changes in the number of sites within our network and in their method of operation (company-operated, leased or franchisee-owned) are significant factors influencing the changes in our results of operations. The following table summarizes the changes in the composition of our network from December 31, 2002 through September 30, 2003:

                                                           COMPANY-                     FRANCHISEE-
                                                           OPERATED        LEASED          OWNED         TOTAL
                                                             SITES          SITES          SITES         SITES
                                                         -------------- -------------- ------------   ------------
Number of sites at December 31, 2002....................       122            20             10            152

January - September 2003 Activity:
   New sites............................................         2             -              -              2
   Sales of sites.......................................        (2)            -              -             (2)
   Conversions of leased sites to company-operated sites         4            (4)             -              -
                                                             -----          ----           ----           ----
Number of sites at September 30, 2003...................       126            16             10            152

October - December 2003 Activity:
   Sales of sites.......................................        (1)            -              -             (1)
   Closed sites.........................................        (1)            -              -             (1)
   Conversions of leased sites to company-operated sites         2            (2)             -              -
                                                             -----          ----           ----           ----
Number of sites at December 31, 2003....................       126            14             10            150

2004 Activity:
   Sales of sites.......................................        (1)            -              -             (1)
   Conversions of leased sites to company-operated sites         2            (2)             -              -
                                                             -----          ----           ----           ----
Number of sites at September 30, 2004...................       127            12             10            149
                                                             =====          ====           ====          =====


         As of September 30, 2004, one of our company-operated sites was under contract to be sold. This sale transaction is expected to close in 2004 and will not have a material effect on continuing results of operation.

         On October 1, 2004, we entered into an agreement through which we expect to acquire 11 company-operated sites before the end of 2004. See the "Acquisition and Refinancing" section below for further description of this acquisition.

RESULTS OF OPERATIONS

SAME-SITE RESULTS COMPARISONS

         As part of our discussion and analysis of operating results we refer to increases and/or decreases in results on a same-site basis. For purposes of these comparisons, we include a site in the same-site comparisons if it was open for business under the same method of operation (company-operated, leased or franchisee-owned) for the entire period under discussion in both years being compared. Sites are not excluded from the same-site comparisons as a result of expansions in the square footage of the sites or in the amenities offered at the sites.

RELEVANCE OF FUEL REVENUES

         Due to the market pricing of commodity fuel products and the pricing arrangements we have with our fuel customers, fuel revenue is not a reliable metric for analyzing our relative results from period to period. As a result solely of changes in crude oil and refined products market prices, our fuel revenue balances may increase or decrease significantly, in both absolute amounts and on a percentage basis, without a comparable change in fuel sales volumes or in gross margin per gallon.

THREE-MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE THREE-MONTHS ENDED SEPTEMBER 30, 2003

         Revenues. Our consolidated revenues for the quarter ended September 30, 2004 were $699.6 million, which represents an increase from the quarter ended September 30, 2003 of $143.5 million, or 25.8%, that is primarily attributable to an increase in fuel revenue.

         Fuel revenue for the quarter ended September 30, 2004 increased by $132.6 million, or 35.5%, as compared to the same period in 2003. The increase was attributable principally to increased average selling prices for both diesel fuel and gasoline. Average diesel fuel and gasoline sales prices for the quarter ended September 30, 2004 increased by 42.4% and 24.8%, respectively, as compared to the same period in 2003, reflecting increases in commodity prices that were attributable to higher crude oil costs, due to increased worldwide demand, refinery outages and other refined petroleum product supply disruptions. The fuel revenue price variance increase was somewhat offset by decreases in diesel fuel and gasoline sales volumes, primarily in wholesale fuel sales. Diesel fuel and gasoline sales volumes for the quarter ended September 30, 2004 decreased 1.6% and 10.2%, respectively, as compared to the same period in 2003. For the quarter ended September 30, 2004, we sold 333.7 million gallons of diesel fuel and 47.6 million gallons of gasoline, as compared to 339.3 million gallons of diesel fuel and 53.0 million gallons of gasoline for the quarter ended September 30, 2003. The diesel fuel sales volume decrease of 5.6 million gallons resulted from a decrease in wholesale diesel fuel sales volume that was partially offset by a 0.6% increase in same-site diesel fuel sales volumes and a net increase in sales volumes at sites we added to or eliminated from our network during 2003 and 2004. The gasoline sales volume decrease was primarily attributable to a 3.7% decrease in same-site gasoline sales volumes and a 3.9 million gallon decrease in wholesale gasoline sales volumes. We believe the same-site diesel fuel sales volume increase resulted from our aggressive trucking fleet pricing strategy and our competitive street pricing posture during a period of intense price competition and an improved freight market. These factors were offset by an increase in the level of freight carried by train instead of truck and an increase in trucking fleets' self-fueling at their own terminals due to the wide fluctuations in, and high levels of, diesel prices in 2004. We believe the same-site decrease in gasoline sales volume resulted primarily from the high price levels as the cost of crude oil sharply increased during the quarter and as compared to the prior year. We believe the decreases in wholesale sales volumes for both diesel and gasoline result from the sharp volatility in commodity prices during 2004 coupled with the high level of commodity prices.

         Non-fuel revenues for the quarter ended September 30, 2004 of $190.4 million reflected an increase of $11.3 million, or 6.3%, as compared to the same period in 2003. The increase was primarily attributable to a 5.5% increase in same-site non-fuel revenues and also was attributable to the increased sales at the company-operated sites added to our network in 2003 and 2004. We believe the same-site increase reflected increased customer traffic resulting, in part, from the significant capital improvements that we have made in the network under our capital investment program to upgrade our travel centers, an improved freight market and also from our fuel pricing strategy.

         Rent and royalty revenues for the quarter ended September 30, 2004 reflected a $0.4 million, or 13.8%, decrease as compared to the same period in 2003. This decrease was attributable to the rent and royalty revenue lost as a result of the conversions of four leased sites to company-operated sites since September 30, 2003. This decrease was partially offset by a 3.1% increase in same-site royalty revenue and a 4.3% increase in same-site rent revenue.

         Gross Profit (excluding depreciation). Our gross profit for the quarter ended September 30, 2004 was $138.6 million, compared to $135.0 million for the same period in 2003, an increase of $3.5 million, or 2.6%. The increase in our gross profit was primarily due to the increase in non-fuel sales volume that was partially offset by a decrease in diesel fuel sales volume, decreased fuel margin per gallon and decreased rent and royalty revenue, as discussed above.

         Operating and Selling, General and Administrative Expenses. Operating expenses included the direct expenses of company-operated sites and the ownership costs of leased sites. Selling, general and administrative expenses included corporate overhead and administrative costs.

         Our operating expenses increased by $0.2 million, or 0.3%, to $91.6 million for the quarter ended September 30, 2004 compared to $91.3 million for the same period in 2003. This increase was attributable to a $0.3 million, or 0.3% decrease on a same-site basis and a net increase resulting from company-operated sites we added to our network or eliminated from our network during 2003 and 2004. On a same-site basis, operating expenses as a percentage of non-fuel revenues for 2004 were 47.8%, compared to 50.7% for the same period in 2003, reflecting the results of our cost-cutting measures at our sites and an increased level of non-fuel sales relative to our fixed costs.

         Our selling, general and administrative expenses for the quarter ended September 30, 2004 were $10.4 million, which reflected a $0.3 million, or 3.3% increase from the same period in 2003 that is primarily attributable to personnel costs.

         Depreciation and Amortization Expense. Depreciation and amortization expense for the quarter ended September 30, 2004 was $14.0 million, compared to $15.3 million for the same period in 2003, a decrease of $1.4 million, or 8.9%, that was primarily due to an impairment charge of $0.5 million recognized in 2003.

         Income from Operations. We generated income from operations of $24.3 million for the quarter ended September 30, 2004, compared to income from operations of $18.3 million for the same period in 2003. This increase of $6.0 million, or 33.0%, as compared to the 2003 period was primarily attributable to the increased level of non-fuel revenues and gross margin which was partially offset by the decreased level of diesel fuel sales volumes and fuel margins per gallon.

         Interest and Other Financial Costs -- Net. Interest and other financial costs, net, for the quarter ended September 30, 2004 decreased by $0.1 million, or 1.2%, compared to the same period in 2003. This decrease resulted from our reduced level of indebtedness in 2004 as compared to 2003 and was somewhat offset by rising interest rates.

         Income Taxes. Our effective income tax rates for the quarters ended September 30, 2004 and 2003 were 36.7% and 35.1%, respectively. These rates differed from the federal statutory rate due primarily to state income taxes and nondeductible expenses, partially offset by the benefit of certain tax credits. The increase from 2003 is primarily related to state income taxes.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2003

         Revenues. Our consolidated revenues for the nine-month period ended September 30, 2004 were $1,897.5 million, which represents an increase from the nine-month period ended September 30, 2003 of $247.5 million, or 15.0%, that is primarily attributable to an increase in fuel revenue.

         Fuel revenue for the nine-month period ended September 30, 2004 increased by $210.9 million, or 18.4%, as compared to the same period in 2003. The increase was attributable principally to increased average selling prices for both diesel fuel and gasoline. Average diesel fuel and gasoline sales prices for the nine-month period ended September 30, 2004 increased by 21.9% and 22.8%, respectively, as compared to the same period in 2003, reflecting increases in commodity prices that were attributable to higher crude oil costs due to increased worldwide demand, refinery outages and other refined petroleum product supply disruptions. The fuel revenues price variance increase was somewhat offset by decreases in diesel fuel and gasoline sales volumes, primarily in wholesale fuel sales. Diesel fuel and gasoline sales volumes for the nine-month period ended September 30, 2004 decreased 2.6% and 5.1%, respectively, as compared to the same period in 2003. For the nine-month period ended September 30, 2004, we sold 985.3 million gallons of diesel fuel and 136.3 million gallons of gasoline, as compared to 1,011.6 million gallons of diesel fuel and 143.6 million gallons of gasoline for the nine-month period ended September 30, 2003. The diesel fuel sales volume decrease of 26.3 million gallons resulted from a 1.4% decrease in same-site diesel fuel sales volumes, a net increase in sales volumes at sites we added to or eliminated from our network during 2003 and 2004 and a decrease in wholesale diesel fuel sales volume. The gasoline sales volume decrease was primarily attributable to a decrease in wholesale gasoline sales volumes that was partially offset by a 2.2% increase in same-site gasoline sales volumes. We believe the same-site diesel fuel sales volume decrease resulted from intense price competition, in conjunction with an increase in the level of freight carried by train instead of truck and an increase in trucking fleets' self-fueling at their own terminals due to the wide fluctuations in, and high levels of, diesel prices in 2004. These factors were somewhat offset by an improved freight market in 2004. We believe the same-site increase in gasoline sales volume resulted primarily from increased general motorist visits to our sites as a result of our more aggressive retail gasoline pricing program as well as site improvements made as part of our capital investment program. We believe the decreases in wholesale sales volumes for both diesel and gasoline result from the sharp volatility in commodity prices during 2004 coupled with the high level of commodity prices.

         Non-fuel revenues for the nine-month period ended September 30, 2004 of $530.2 million reflected an increase of $38.7 million, or 7.9%, as compared to the same period in 2003. The increase was primarily attributable to a 4.7% increase in same-site non-fuel revenues and also attributable to the increased sales at the company-operated sites added to our network in 2003 and 2004. We believe the same-site increase reflected increased customer traffic resulting, in part, from the significant capital improvements that we have made in the network under our capital investment program to upgrade our travel centers, an improved freight market and also from our fuel pricing strategy.

         Rent and royalty revenues for the nine-month period ended September 30, 2004 reflected a $2.1 million, or 20.7%, decrease as compared to the same period in 2003. This decrease was attributable to the rent and royalty revenue lost as a result of the conversions of eight leased sites to company-operated sites during 2003 and 2004. This decrease was partially offset by a 3.1% increase in same-site royalty revenue and a 3.7% increase in same-site rent revenue.

         Gross Profit (excluding depreciation). Our gross profit for the nine-month period ended September 30, 2004 was $392.4 million, compared to $381.1 million for the same period in 2003, an increase of $11.3 million, or 3.0%. The increase in our gross profit was primarily due to the increase in non-fuel sales volume that was partially offset by a decrease in diesel fuel sales volume, decreased fuel margin per gallon and decreased rent and royalty revenue, as discussed above.

         Operating and Selling, General and Administrative Expenses. Operating expenses included the direct expenses of company-operated sites and the ownership costs of leased sites. Selling, general and administrative expenses included corporate overhead and administrative costs.

         Our operating expenses increased by $6.7 million, or 2.6%, to $267.4 million for the nine-month period ended September 30, 2004 compared to $260.7 million for the same period in 2003. This increase was primarily attributable to a net increase resulting from company-operated sites we added to our network or eliminated from our network during 2003 and 2004 that was partially offset by a 0.1% decrease on a same-site basis that primarily resulted from a $1.6 million credit to environmental expense related to remediation activities at a site (see further discussion in the "Environmental Matters" section of this Management's Discussion and Analysis). On a same-site basis, operating expenses as a percentage of non-fuel revenues for 2004 were 50.0%, compared to 52.3% for the same period in 2003, reflecting the results of our cost-cutting measures at our sites and an increased level of non-fuel sales relative to our fixed costs.

         Our selling, general and administrative expenses for the nine-month period ended September 30, 2004 were $31.1 million, which reflected a $0.7 million, or 2.4%, increase from the same period in 2003 that is primarily attributable to personnel costs.

         Depreciation and Amortization Expense. Depreciation and amortization expense for the nine-month period ended September 30, 2004 was $43.9 million, compared to $44.5 million for the same period in 2003, a decrease of $0.6 million or 1.3%, that was primarily due to an impairment charge of $0.5 million recognized in 2003 and a $0.5 million decrease in amortization expense that resulted from an intangible asset related to a noncompetition agreement becoming fully amortized in April 2003.

         Income from Operations. We generated income from operations of $51.6 million for the nine-month period ended September 30, 2004, compared to income from operations of $45.8 million for the same period in 2003. This increase of $5.8 million, or 12.7%, as compared to the 2003 period was primarily attributable to the increased level of non-fuel revenues and gross margin which was partially offset by the decreased level of diesel fuel sales volumes and fuel margins per gallon.

         Gain on sale of investment. The gain on sale of investment of $1.5 million for the nine-month period ended September 30, 2004 resulted from the sale in April of our investment in Simons Petroleum, Inc. for cash proceeds of $9.1 million. We could receive an additional $2.0 million of proceeds if Simons achieves certain earnings targets and certain other conditions are met and representations and warranties are maintained. Due to the uncertainty surrounding the future realization of these receivables, the gain on sale we recognized did not reflect these amounts.

         Interest and Other Financial Costs -- Net. Interest and other financial costs, net, for the nine-month period ended September 30, 2004 decreased by $0.7 million, or 2.0%, compared to the same period in 2003. This decrease resulted from our reduced level of indebtedness in 2004 as compared to 2003 that was somewhat offset by rising interest rates.

         Income Taxes. Our effective income tax rates for the nine-month periods ended September 30, 2004 and 2003 were 36.7% and 36.4%, respectively. These rates differed from the federal statutory rate due primarily to state income taxes and nondeductible expenses, partially offset by the benefit of certain tax credits.

         Cumulative Effect of a Change in Accounting Principle. Effective January 1, 2003, we adopted FAS 143, "Accounting for Asset Retirement Obligations." As of January 1, 2003, we recognize the future cost to remove an underground storage tank over the estimated useful life of the storage tank. A liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset is recorded at the time an underground storage tank is installed. We will amortize the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the respective underground storage tank. The estimated liability is based on historical experiences in removing these tanks, estimated tank useful lives, external estimates as to the cost to remove the tanks in the future and regulatory requirements. The liability is a discounted liability using a credit-adjusted risk-free rate of approximately 12.8%. Revisions to the liability could occur due to changes in tank removal costs, tank useful lives or if new regulations regarding the removal of such tanks are enacted. Upon adoption of FAS 143, we recorded a discounted liability of $589,000, increased property and equipment by $172,000 and recognized a one-time cumulative effect charge of $253,000 (net of deferred tax benefit of $164,000).

LIQUIDITY AND CAPITAL RESOURCES

         Our principal liquidity requirements are to meet our working capital and capital expenditure needs, including expenditures for acquisitions and expansion, and to service the payments of principal and interest on outstanding indebtedness. Our principal source of liquidity to meet these requirements is operating cash flows. The revolving credit facility of our Senior Credit Facility provides us a secondary source of liquidity, primarily to better match the timing of cash expenditures to the timing of our cash receipts primarily due to effects of changes in petroleum product prices, the uneven level of capital expenditures throughout the year and the timing of debt and interest payments. The primary risks we face with respect to the expected levels of operating cash flows are a decrease in the demand by our customers for our products and services, increases in crude oil and/or petroleum product prices and increases in interest rates. It is reasonably likely that the United States economy could either worsen, or reflect slower growth than expected during the remainder of 2004. Similarly, it is reasonably likely that interest rates and petroleum product prices will increase further during the remainder of 2004 from levels that existed during 2003 and the first nine months of 2004, possibly to levels greater than that contemplated in our expectations. The uncertainty surrounding each of the economy, interest rates and petroleum product prices is exacerbated by the political and military situation in Iraq, crude oil production issues in various countries and the intentions and actions of OPEC member nations. If the United States economy worsens, our customers could be adversely affected, which could further intensify competition within our industry and reduce the level of cash we could generate from our operations. Based on our outstanding obligations as of September 30, 2004, a one-percentage point increase in interest rates increases our annual cash outlays by approximately $3.5 million. A significant increase in diesel fuel and gasoline prices increases our cash investment in working capital and can also have a depressing effect on our sales volumes and fuel margins per gallon. The primary risk we face with respect to the expected availability of borrowing under our revolving credit facility are the limitations imposed upon us by the covenants contained in our Senior Credit Facility. Should our level of sales volume or interest rate and petroleum products price levels vary adversely and significantly from expectations, it is reasonably likely that we would need to reduce our capital expenditures or be effectively barred from further revolving credit facility borrowings in order to maintain compliance with our debt covenants, in the absence of a debt covenant waiver or an amendment to the related agreement. We were in compliance with all of our debt covenants throughout the first nine months of 2004 and as of September 30, 2004, and we expect to remain in compliance with all of our debt covenants throughout 2004. See "Adjusted EBITDA and Debt Covenant Compliance" below for further discussion.

         We anticipate that we will be able to fund our 2004 working capital requirements and capital expenditures primarily from funds generated from operations, supplemented, to the extent necessary, from borrowings under our revolving credit facility. Our long-term liquidity requirements, including capital expenditures, are expected to be financed by a combination of internally generated funds, borrowings and other sources of external financing as needed. Our ability to fund our capital investment requirements, interest and principal payment obligations and working capital requirements and to comply with all of the financial covenants under our debt agreements depends on our future operations, performance and cash flow. These are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. At September 30, 2004, we had no outstanding revolving credit facility borrowings and outstanding issued letters of credit of $26.9 million, leaving $73.1 million of our $100 million revolving credit facility available for borrowings.

         The forecasted level of capital expenditures for 2004 is approximately $49 million. Given our forecasted level of cash flows from operations for 2004 and our planned level of capital expenditures, and barring an event or series of events that leads to significantly increased petroleum product prices, we expect that during the remainder of 2004 we will make our scheduled debt payments and will have no net borrowings under our revolving credit facilities. In April 2004, we made mandatory prepayments of term loan borrowings of $21.8 million. These prepayments consisted of $12.7 million related to Excess Cash Flow generated during the year ended December 31, 2003, and $9.1 million related to the net cash proceeds generated from the sale of our investment in an equity investee.

ACQUISITION AND REFINANCING

         On October 1, 2004, we entered into an asset purchase agreement (the "Acquisition Agreement") with B.R.G., Inc. and Rip Griffin Truck Service Center, Inc. (collectively "Rip Griffin") to acquire eleven travel center facilities operated by Rip Griffin. Other than the Agreement, there is no material relationship between us and Rip Griffin.

         The Acquisition Agreement provides for the acquisition of the assets at the eleven travel center facilities operated by Rip Griffin on interstate highways. The eleven travel centers to be acquired are located in Arizona, Arkansas, California, Colorado, New Mexico, Texas and Wyoming. The purchase price for the acquisition is $120 million plus an additional amount for site cash and inventories that will be determined at closing but is estimated to be approximately $8 million. These amounts will be paid in cash. We will also assume the environmental liability related to the acquired sites. The estimated amount of the environmental liability is $1.1 million. The closing of the acquisition is subject to certain conditions, including regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act. We expect to consummate the transaction before the end of 2004.

         In order to consummate the acquisition, we expect to complete a refinancing of our Senior Credit Facilities (the Refinancing). We have received a fully underwritten commitment for an amended and restated credit facility that is expected to close simultaneous with the closing of the acquisition. As amended and restated, we expect that our Senior Credit Facilities will be composed of a seven-year Term Loan C of $475 million and a five-year $100 million Revolving Credit Facility. The proceeds received will be used to refinance our current Term Loan B, fund the Rip Griffin acquisition, refinance our master lease facility and for general corporate purposes. We believe the terms of the amended and restated credit agreement will be substantially similar to those included in the current credit agreement and consistent with current financing market conditions.

         As a result of the Refinancing, we will incur a non-cash charge against operating income of approximately $8.5 million in connection with writing off the unamortized amount of the deferred financing costs incurred in 2000 with respect to the Senior Credit Facilities.


HISTORICAL CASH FLOWS

         Net cash provided by operating activities totaled $78.0 million for the first nine months of 2004, compared to $74.7 million for the same period in the prior year. The $3.3 million increase in cash from operations primarily resulted from greater profitability in 2004.

         Net cash used in investing activities was $26.5 million for the first nine months of 2004, as compared to $39.2 million for the first nine months of 2003. During 2004, we received $11.8 million of proceeds from the sale of stock of an equity investee and other property and equipment sales and invested $0.6 million to convert two leased sites to company-operated sites. During 2003, we invested $9.0 million to acquire two new operating sites and convert four leased sites to company-operated sites. We realized $1.9 million of proceeds from two site sales in 2003.

         Net cash used in financing activities was $34.2 million during the first nine months of 2004 and $29.6 million during the first nine months of 2003. During 2004, we made mandatory term loan prepayments of $21.8 million as a result of Excess Cash generated in 2003 and the sale of our investment in an equity investee. We also made net repayments under our revolving credit facility of $13.6 million. During 2003, we made net repayments of our revolving credit facility indebtedness of $15.5 million, and also made repayments of long-term loan indebtedness of $13.9 million, which includes an $11.3 million mandatory prepayment in April 2003 resulting from excess cash flow we generated in 2002.

DESCRIPTION OF INDEBTEDNESS

         We have no material changes to the disclosure on this matter made in our annual report on Form 10-K for the year ended December 31, 2003, except that at September 30, 2004, we had no outstanding revolving credit facility borrowings and outstanding issued letters of credit of $26.9 million, leaving $73.1 million of our $100 million revolving credit facility available for borrowings.

         The Refinancing is not expected to significantly change the terms of our Senior Credit Facilities. However, as a result of the Refinancing, the total amount of scheduled debt repayments in the next five years will be greatly reduced as the repayment of the Term Loan borrowings will be heavily weighted to the seventh year of the new agreement.

ADJUSTED EBITDA AND DEBT COVENANT COMPLIANCE

          Adjusted EBITDA, as used here, is based on the definition for "EBITDA" in our bank debt agreement and consists of net income plus the sum of (a) income taxes, (b) interest expense, net, (c) depreciation, amortization and other noncash charges, (d) transition expense, (e) extraordinary losses and cumulative effects of accounting changes and (f) the costs of the merger and recapitalization transactions. We have included this information concerning Adjusted EBITDA because Adjusted EBITDA is a primary component for calculating the financial ratio covenants in our debt agreements. We also use Adjusted EBITDA as a basis for determining bonus payments to our corporate and site-level management employees and as a key component in the formula for calculating the fair value of our redeemable common stock and stock options. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, net income, income from operations, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles. While the non-GAAP measures "EBITDA" and "Adjusted EBITDA" are frequently used by other companies as measures of operations and/or ability to meet debt service requirements, Adjusted EBITDA as we use the term is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

         We consider our Senior Credit Facility to be a material agreement. A majority of our outstanding indebtedness has been borrowed under the Senior Credit Facility. Further, the Senior Credit Facility requires us to maintain compliance with a variety of affirmative and negative covenants which primarily act to limit the types of business activities we can undertake; limits the amounts we can spend for items such as capital expenditures, dividends and distributions, investments, operating leases, etc.; and limits the amount of additional indebtedness we can incur and the liens that can be placed on our assets. We have maintained compliance with all of these covenants for all periods presented and expect to remain in compliance with all of the debt covenants to which we are subject through the remainder of 2004. Of the many debt covenants to which we are subject, there are two primary financial ratio covenants against which our quarterly results are compared. These two key debt covenant financial ratios are (a) an interest expense coverage ratio and (b) a leverage ratio. The interest expense coverage ratio is calculated by dividing Adjusted EBITDA for the trailing four quarters by interest expense (excluding the interest expense related to the amortization of debt discount and deferred financing costs) for the trailing four quarters. The leverage ratio is calculated by dividing net debt by Adjusted EBITDA for the trailing four quarters. Net debt is calculated by subtracting from total debt the cash balance in excess of $2.5 million. Failure to meet either of the financial ratio debt covenants could result in the lenders under our Senior Credit Facility declaring our indebtedness under the Senior Credit Facility immediately due and payable. However, we believe, in such an instance, that we would be able to negotiate a waiver and/or amendment of the covenants, which is reasonably likely to require us to pay a significant amount of fees to the lenders and legal counsel and to further limit our ability to make cash disbursements, such as for capital expenditures. The following table sets forth the calculation of Adjusted EBITDA and information related to the debt covenant financial ratios.

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                      ----------------------------------
                                                                                            2003             2004
                                                                                      --------------    ----------------
                                                                                          (IN THOUSANDS OF DOLLARS,
                                                                                                EXCEPT RATIOS)

 Net income..........................................................................  $       7,459    $      12,317
 Adjustments to reconcile net income to Adjusted EBITDA:
    Cumulative effect of a change in accounting principle, net of related taxes......            253               -
    Provision (benefit) for income taxes.............................................          4,408            7,141
    Interest and other financial costs, net..........................................         34,502           33,816
    Depreciation and amortization expense............................................         44,541           43,945
    Other non-cash charges (credits), net............................................            628              412
                                                                                       -------------    -------------

 Adjusted EBITDA.....................................................................  $      91,791    $      97,631
                                                                                       =============    =============

 Adjusted EBITDA for trailing 12-month ratio measurement period......................  $     120,557    $     127,760
                                                                                       =============    =============

 Interest expense coverage ratio:
    Actual ratio at period end.......................................................           2.85x            3.13x
    Required ratio at period end (no less than)......................................           1.80x            2.00x
    Minimum amount of Adjusted EBITDA to meet required ratio.........................  $      76,018    $      81,624

 Leverage ratio:
    Actual ratio at period end.......................................................           3.99x            3.44x
    Required ratio at period end (no greater than)...................................           4.65x            4.15x
    Minimum amount of Adjusted EBITDA to meet required ratio.........................  $     103,558    $     105,795

OFF-BALANCE SHEET ARRANGEMENTS

         We have no material changes to the disclosure on this matter made in our annual report on Form 10-K for the year ended December 31, 2003, except that, as part of the planned Refinancing, we intend to borrow the funds to purchase the assets that we currently lease under our master lease facility. The amount to be paid is expected to be approximately $65.1 million. The rent we paid with respect to the master lease agreement was $5.7 million, $4.3 million and $4.3 million for the year ended December 31, 2003 and the nine-month periods ended September 30, 2003 and 2004, respectively.

SUMMARY OF CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

         We have no material changes to the disclosure on this matter made in our annual report on Form 10-K for the year ended December 31, 2003, except that we have entered into the Acquisition Agreement under which we expect to pay approximately $128 million to acquire the travel center assets from Rip Griffin during the fourth quarter. See the "Acquisition and Refinancing" section above for further description of this acquisition.

ENVIRONMENTAL MATTERS

         Under the environmental agreement entered into as part of the acquisition of the BP network, BP is required to provide indemnification for, and conduct remediation of, certain pre-closing environmental conditions. Until January 2004, Unocal similarly was required to provide indemnification for, and conduct remediation of, certain environmental conditions that existed prior to our April 1993 acquisition of the Unocal network. In January 2004, a Buy-Out Agreement between Unocal and us became effective and Unocal's obligations to us under the April 1993 environmental agreement were terminated. In consideration for releasing Unocal from its obligations under the environmental agreement, Unocal paid us $2.6 million of cash, funded an escrow account with $5.4 million to be drawn on by us as we incur related remediation costs, and purchased insurance policies that cap our total future expenditures for these matters at $9.6 million and provide protection against significant unidentified matters that existed prior to April 1993. We are now responsible for all remediation at the former Unocal sites that we still own. We estimate the costs of the remediation activities for which we assumed responsibility from Unocal in January 2004 to be approximately $8.2 million, which amount we expect will be fully covered by the cash received from Unocal and reimbursements from state tank funds. Accordingly, we recognized no income or expense as a result of entering into the Unocal Buy-Out Agreement. Of the cash paid to us by Unocal $1,000,000 was to reimburse us for the future costs of administering the remediation projects assumed from Unocal and was recorded as a deferred credit that will be recognized to offset our costs as the related remediation activities are completed.

         In March 2004, we received notification from the Pennsylvania Underground Storage Tank Insurance Fund ("USTIF") that, as a result of our appeal, USTIF had reversed its denial of our claim for reimbursement of corrective action costs incurred or to be incurred to remediate a diesel fuel release at our Harrisburg site. USTIF has agreed that our claim is eligible for reimbursement. Accordingly, in March 2004, we recognized a $1.6 million receivable for the recovery of the related corrective action costs, with an offsetting reduction of operating expenses. The expenses had been recognized by us in previous years, primarily in September 2003 when we expensed $1.3 million as a result of USTIF's original denial of our claim.

         We have estimated the current ranges of remediation costs at currently active sites and what we believe will be our ultimate share for those costs and, as of September 30, 2004, we had a reserve of $12.6 million for unindemnified environmental matters for which we are responsible, a receivable for estimated recoveries of these estimated future expenditures of $3.7 million and $5.4 million of cash in an escrow account to fund certain of these estimated future expenditures, leaving an estimated $3.5 million to be funded from future operating cash flow. We estimate that the cash outlays related to the matters for which we have accrued this reserve will be approximately $2.3 million in the remainder of 2004; $3.2 million in 2005; $2.4 million in 2006; $1.9 million in 2007; $1.4 million in 2008 and $1.4 million thereafter. We have obtained insurance of up to $35.0 million for known and up to $40.0 million for unknown environmental liabilities, subject, in each case, to certain limitations. While it is not possible to quantify with certainty our environmental exposure, we believe that the potential liability, beyond that considered in the reserve, for all environmental proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or our liquidity.

                         TRAVELCENTERS OF AMERICA, INC.

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                                         DECEMBER 31,  SEPTEMBER 30,
                                                                                             2003           2004
                                                                                        -------------  -------------
                                                                                          (IN THOUSANDS OF DOLLARS)
                                         ASSETS
 Current assets:
    Cash..............................................................................    $   15,005     $   32,360
    Accounts receivable (less allowance for doubtful accounts of $1,707 for 2003 and
       $1,366 for 2004)...............................................................        42,987         63,767
    Inventories.......................................................................        63,981         66,325
    Deferred income taxes.............................................................         3,823          3,871
    Other current assets..............................................................         6,962          7,735
                                                                                          ----------     ----------
         Total current assets.........................................................       132,758        174,058
 Property and equipment, net..........................................................       438,133        434,315
 Goodwill.............................................................................        25,584         25,905
 Deferred financing costs, net........................................................        24,012         21,162
 Deferred income taxes................................................................        14,519          8,025
 Other noncurrent assets..............................................................        15,561         12,634
                                                                                          ----------     ----------
         Total assets.................................................................    $  650,567     $  676,099
                                                                                          ==========     ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Current maturities of long-term debt..............................................    $    3,354     $    3,132
    Accounts payable..................................................................        59,754         91,435
    Other accrued liabilities.........................................................        50,020         60,022
                                                                                          ----------     ----------
         Total current liabilities....................................................       113,128        154,589
 Commitments and contingencies........................................................             -              -
 Long-term debt (net of unamortized discount).........................................       502,033        465,779
 Deferred income taxes................................................................         2,137          2,198
 Other noncurrent liabilities.........................................................         8,318         16,321
                                                                                          ----------     ----------
                                                                                             625,616        638,887

 Redeemable equity....................................................................         1,909          2,133
 Nonredeemable equity:
    Common stock and other stockholders' equity.......................................       216,919        216,639
    Accumulated deficit...............................................................      (193,877)      (181,560)
                                                                                          ----------     ----------
         Total nonredeemable equity...................................................        23,042         35,079
                                                                                          ----------     ----------
         Total liabilities, redeemable equity and nonredeemable stockholders' equity..    $  650,567     $  676,099
                                                                                          ==========     ==========

                         TRAVELCENTERS OF AMERICA, INC.

     UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME


                                                         THREE MONTHS ENDED                NINE MONTHS ENDED
                                                           SEPTEMBER 30,                     SEPTEMBER 30,
                                                  --------------------------------- ----------------------------------
                                                       2003             2004             2003              2004
                                                  ---------------- ---------------- ---------------- -----------------
                                                          (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

      Revenues:
         Fuel.....................................  $    373,842     $    506,401     $  1,148,291     $  1,359,176
         Nonfuel..................................       179,097          190,437          491,540          530,248
         Rent and royalties.......................         3,154            2,719           10,169            8,069
                                                    ------------     ------------     ------------     ------------
            Total revenues........................       556,093          699,557        1,650,000        1,897,493
      Cost of goods sold (excluding depreciation):
         Fuel.....................................       346,582          483,031        1,066,219        1,288,553
         Nonfuel..................................        74,484           77,958          202,694          216,571
                                                    ------------     ------------     ------------     ------------
               Total cost of goods sold (excluding
                  depreciation)...................       421,066          560,989        1,268,913        1,505,124
                                                    ------------     ------------     ------------     ------------

      Gross profit (excluding depreciation).......       135,027          138,568          381,087          392,369

      Operating expenses..........................        91,330           91,570          260,680          267,389
      Selling, general and administrative expenses        10,089           10,417           30,395           31,124
      Depreciation and amortization expense.......        15,342           13,971           44,541           43,945
      (Gain) loss on asset sales..................           (10)          (1,689)            (304)          (1,678)
                                                    ------------     ------------     ------------     ------------
         Income from operations...................        18,276           24,299           45,775           51,589

      Equity in earnings of affiliate.............           224              116              847              194
      Gain on sale of investment..................             -                -                -            1,491
      Interest and other financial costs, net.....       (11,213)         (11,084)         (34,502)         (33,816)
                                                    ------------     ------------     ------------     ------------

      Income before income taxes and the
         cumulative effect of a change in
         accounting principle.....................         7,287           13,331           12,120           19,458
      Provision for income taxes..................         2,558            4,888            4,408            7,141
                                                    ------------     ------------     ------------     ------------
      Income before the cumulative effect of a
         change in accounting principle...........         4,729            8,443            7,712           12,317

      Cumulative effect of a change in accounting
         principle, net of related taxes..........             -                -             (253)               -
                                                    ------------     ------------     ------------     ------------

         Net income...............................         4,729            8,443            7,459           12,317

      Other comprehensive income (expense), net
         of tax:
         Foreign currency translation adjustments.             7              279              625              121
                                                    ------------     ------------     ------------     ------------
      Comprehensive income (loss).................  $      4,736     $      8,722     $      8,084     $     12,438
                                                    ============     ============     ============     ============

                         TRAVELCENTERS OF AMERICA, INC.

                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                       ---------------------------------
                                                                                            2003               2004
                                                                                       ---------------     -------------
                                                                                          (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income........................................................................  $     7,459        $    12,317
   Adjustments to reconcile net income to net cash provided by operating activities:
      Cumulative effect of a change in accounting principle..........................          253                  -
      Depreciation and amortization expense..........................................       44,533             43,945
      Amortization of deferred financing costs.......................................        2,540              2,850
      Deferred income tax provision..................................................        3,785              6,464
      Provision for doubtful accounts................................................          750                 25
      (Gain) on asset sales..........................................................         (304)            (3,169)
      Changes in assets and liabilities, adjusted for the effects of business acquisitions:
         Accounts receivable.........................................................       (8,676)           (21,657)
         Inventories.................................................................        4,641             (1,802)
         Other current assets........................................................        2,149               (771)
         Accounts payable and other accrued liabilities..............................       18,761             37,225
      Other, net.....................................................................       (1,200)             2,601
                                                                                       -----------        -----------
           Net cash provided by operating activities.................................       74,691             78,028
                                                                                       -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Business acquisitions.........................................................       (9,035)              (588)
       Proceeds from asset sales.....................................................        1,866             11,755
       Capital expenditures..........................................................      (32,057)           (37,623)
                                                                                       -----------        -----------
           Net cash used in investing activities.....................................      (39,226)           (26,456)
                                                                                       -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES
       Increase (decrease) in checks drawn in excess of bank balances................           (4)             3,653
       Revolving loan borrowings (repayments), net...................................      (15,500)           (13,600)
       Long-term debt repayments.....................................................      (13,851)           (24,132)
       Other.........................................................................         (252)              (158)
                                                                                       -----------        -----------
           Net cash used in financing activities.....................................      (29,607)           (34,237)
                                                                                       -----------        -----------
           Effect of exchange rate changes on cash                                             202                 20
                                                                                       -----------        -----------
           Net increase (decrease) in cash...........................................        6,060             17,355

Cash at the beginning of the period..................................................       14,047             15,005
                                                                                       -----------        -----------
Cash at the end of the period........................................................  $    20,107        $    32,360
                                                                                       ===========        ===========

ITEM 8.01  OTHER EVENTS

         On October 1, 2004, we entered into an asset purchase agreement (the "Acquisition Agreement") with B.R.G., Inc. and Rip Griffin Truck Service Center, Inc. (collectively "Rip Griffin") to acquire eleven travel center facilities operated by Rip Griffin (the "Acquisition"). In order to consummate the acquisition, we expect to complete a refinancing of our Senior Credit Facilities (the Refinancing). We have received a fully underwritten commitment for an amended and restated credit facility that is expected to close simultaneous with the closing of the acquisition. As amended and restated, we expect that our Senior Credit Facilities will be composed of a seven-year $475 million Term Loan C and a five-year $100 million Revolving Credit Facility. The following table sets forth the sources and uses of funds for the Refinancing as though the Refinancing and the Acquisition took place on September 30, 2004 (dollars in millions):

 Sources of funds:
   Draw on revolving credit facility.................................................   $          25.0
   Term Loan C.......................................................................             475.0
                                                                                        ---------------
     Total sources of funds..........................................................   $         500.0
                                                                                        ===============

 Uses of funds:
   Rip Griffin - purchase of sites...................................................   $         120.0
   Rip Griffin - net working capital investment......................................               3.0
   Acquisition of Kenly, NC site.....................................................              10.0
   Refinance existing Term Loan B....................................................             286.2
   Refinance master lease facility...................................................              65.1
   Cash on balance sheet.............................................................               5.7
   Fees and expenses.................................................................              10.0
                                                                                        ---------------
     Total uses of funds.............................................................   $         500.0
                                                                                        ===============

         As a result of the Refinancing, we will incur a non-cash charge against operating income of approximately $8.5 million in connection with writing off the unamortized amount of the deferred financing costs incurred in 2000 with respect to the Senior Credit Facilities. We believe the terms of the amended and restated credit agreement will be substantially similar to those included in the current credit agreement and consistent with current financing market conditions. The Kenly, NC site is currently a franchisee-owned site within our network that we expect to acquire from the franchisee for $10.0 million. The effect of this one-site acquisition is not expected to be material to our results of operations, financial condition or liquidity.

         The following unaudited tables set forth the aggregate operating results and statistics of the eleven sites being acquired from Rip Griffin for the fiscal year ended January 31, 2004 and the twelve-month period ended August 31, 2004, the most recent period for which data is available. This data was derived from the accounting records of Rip Griffin and, while it has not been audited or reviewed by an independent auditor, is management's best estimate of the operating results and statistics of the eleven sites being acquired from Rip Griffin. These eleven sites represent a portion of one of the divisions that comprise Rip Griffin. The financial statements of Rip Griffin for its fiscal year ended January 31, 2004 were audited by Rip Griffin's independent auditor but the financial statements of Rip Griffin for any periods after January 31, 2004 have not been audited.



                                                                                                        TWELVE MONTHS
                                                                                         YEAR ENDED         ENDED
                                                                                      JANUARY 31, 2004  AUGUST 31, 2004
                                                                                      ----------------  ---------------
                                                                                          (IN MILLIONS OF DOLLARS,
                                                                                              EXCEPT GALLONAGE)
 Diesel volume (millions of gallons).................................................           64.7            62.4
 Gasoline volume (millions of gallons)...............................................           11.5            15.9
 Fuel revenue........................................................................     $    118.3       $   132.8
 Non-fuel revenue....................................................................     $     66.7       $    69.2
 Total gross profit (excluding depreciation).........................................     $     47.4       $    49.5
 Operating expenses (excluding depreciation).........................................     $     32.9       $    33.7
 Operating income....................................................................     $     10.6       $    11.7
 EBITDA..............................................................................     $     14.5       $    15.8
 Capital expenditures - sustaining...................................................     $      2.4       $     1.8
 Capital expenditures - growth.......................................................     $      2.2       $     2.2

         The reconciliation of the non-GAAP financial measure EBITDA to the most comparable financial measure was as follows:



                                                                                                         TWELVE MONTHS
                                                                                        YEAR ENDED           ENDED
                                                                                      JANUARY 31, 2004   AUGUST 31, 2004
                                                                                      ----------------   ---------------
                                                                                          (IN MILLIONS OF DOLLARS)
 Operating income....................................................................     $     10.6       $    11.7
 Adjustments to reconcile operating income to EBITDA:
    Depreciation and amortization expense............................................            3.9             4.1
                                                                                          ----------       ---------

 Adjusted EBITDA.....................................................................     $     14.5       $    15.8
                                                                                          ==========       =========

         TA has several contractual relationships with suppliers of goods and services that provide lower costs to TA than that historically realized by Rip Griffin. We believe that under TA's ownership the profitability of the eleven Rip Griffin sites, strictly as a result of switching these sites to TA's contracts, can be improved by at least $2.0 million.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  TRAVELCENTERS OF AMERICA, INC.



                                  By:  /s/   James W. George
                                       -------------------------------
                                       James W. George,
                                       Executive Vice President,
                                       Chief Financial Officer and Secretary




Date:  October 19, 2004